EXECUTIVE CHAIRMAN AGREEMENT
This Executive Chairman Agreement EXECUTIVE CHAIRMAN AGREEMENT (the “Agreement”) is dated as of February 23, 2017, by and between PRA Group, Inc. (the “Company”), and Steven D. Fredrickson (the “Executive”).
WITNESSETH:
WHEREAS, Executive has been employed by the Company as its Chief Executive Officer (“CEO”) pursuant to that certain Employment Agreement dated as of December 19, 2014 (the “Employment Agreement”);
WHEREAS, Executive is also currently serving as a member of the Board of Directors of the Company (the “Board”);
WHEREAS, Executive wishes to retire from the role of CEO of the Company effective as of June 1, 2017 (the “Chairman Date”) and to become Executive Chairman of the Board as of such date; and
WHEREAS, from and after the Chairman Date, Executive shall no longer serve as the CEO of the Company, but shall serve as a member of the Board and Executive Chairman of the Board pursuant to the terms and conditions set forth herein; and
NOW THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:
1.Resignation as CEO. Effective as of the Chairman Date, Executive hereby resigns from his role as CEO of the Company. From the date hereof through the Chairman Date, the terms and conditions of Executive’s employment shall continue to be governed by the Employment Agreement. Executive acknowledges and agrees that as of the Chairman Date, he shall not be entitled to any payments or benefits pursuant to Section 9 of the Employment Agreement or to any other severance-type benefits in connection with such resignation (however, Executive’s entitlements pursuant to Section 9 of the Employment Agreement remain in effect until the Chairman Date).
2.Term. From the Chairman Date through the day of the Company’s 2018 annual meeting of shareholders (the “Chairman Term”), in addition to serving as a member of the Board, Executive shall serve as Executive Chairman of the Company and shall remain an employee of the Company. The Chairman Term may not be extended other than pursuant to a written agreement between the Company and Executive, entered into not less than thirty (30) days prior to the expiration of the Chairman Term. For the avoidance of doubt, nothing in this Agreement requires the Company to continue to employ Executive as Executive Chairman or restricts the Board from removing Executive from the Board to the extent permitted by the Company’s governing documents and applicable law and subject to the terms of this Agreement.
3. Duties. During the Chairman Term, Executive shall serve as Executive Chairman of the Company, and shall, in a manner consistent with applicable legal and corporate governance standards perform such duties requested of him by the CEO and/or the Board, as appropriate.
4. Commitment. During and throughout the Chairman Term, Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, except as permitted for PTO (as defined in Section 5.6). Subject to Board approval, Executive may serve on the boards of directors of other companies, engage in charitable and community affairs, or give attention to his passive investments, provided that such activities do not interfere with the regular performance of his duties and responsibilities under this Agreement or violate any other provision of this Agreement.
5. COMPENSATION AND BENEFITS.
5.1Base Salary. During the Chairman Term, Executive shall be paid a base salary (together with any increases, the “Base Salary”) at the annual rate of $600,000, payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. The Compensation Committee of the Board (the “Committee”) may increase the Base Salary throughout the Chairman Term; provided, the Base Salary shall not be decreased below the stated amount in this Agreement.
5.2Bonus Compensation. Executive shall be eligible to receive an annual bonus as set forth in the Company’s Annual Bonus Plan (“Annual Bonus”). The Annual Bonus for 2017 shall be determined pursuant to the terms of the Annual Bonus Plan as approved by the Committee. For 2017, the Annual Bonus shall include a target opportunity of $800,000 (this is adjusted to reflect 5 months in the CEO role and 7 months in the Executive Chairman of the Board of Directors role). For 2018, the annual target opportunity will be $650,000. In the event that the Chairman’s Term is extended by mutual agreement, pursuant to the Annual Bonus Plan for subsequent years, the Committee will review the plan to determine target participation levels and establish goals and subsequent payout levels against those goals. Executive shall be treated on the same basis as other senior executives of the Company for the purposes of bonus calculation relative to target levels and administration of the Annual Bonus Plan.
5.3Equity Awards. Executive shall continue to be eligible to receive equity awards (“Equity Awards”) as permitted by the Company’s Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference. Subject to this Section 5.3, any and all Equity Awards shall be subject to the terms of the Plan, restrictions incorporated in the Company's Insider Trading Policy, as well as any Equity Award agreements between Executive and the Company. All Equity Awards shall vest as provided in the Plan and the Equity Award agreements between Executive and the Company and, for the avoidance of doubt, continued service on the Board shall count as continued service for purposes of vesting in such Equity Awards, Executive is eligible for “retirement” treatment (which includes pro rata vesting upon termination of service), and Executive is entitled to “double-trigger” vesting protection in connection with a “change in control” of the Company as provided in the Plan and his Equity Award agreements; provided, however, that if the Board does not nominate Executive for reelection to the Board at the Company’s 2018 annual meeting of shareholders and Executive’s employment hereunder is not terminated for Cause, Executive shall continue to be credited through December 31, 2018 with service credit for purposes of vesting in the Equity Awards.
5.4Clawbacks. Any compensation paid to Executive pursuant to this Agreement is subject to any current or future claw-back policy instituted by the Company to comply with any rules promulgated in the future, if any, pursuant to any law, government regulation or stock exchange listing requirement. Any such clawback policy shall be applied uniformly to all of the Company’s senior executives.
5.5Executive Benefits. In addition to the compensation discussed above, and subject to the limitations imposed herein, during the Chairman Term Executive shall continue to be eligible to (i) receive any employee benefits provided by the Company to its employees generally from time-to-time, including, but not limited to, life insurance, hospitalization, surgical, major medical and disability insurance and sick leave, (ii) receive such employee benefit programs as may be offered by the Company to other executives and (iii) be a full participant in all of the Company’s other benefit plans, retirement plans and profit-sharing plans which may be in effect from time to time or may hereafter be adopted by the Company.

5.6Paid Time Off During the Chairman Term. Executive shall be entitled to such paid time off (“PTO”) during each calendar year of employment during the Chairman Term consistent with the Company’s PTO policies then in effect and his position as an executive of the Company, but in no event shall Executive be entitled to fewer than twenty-five (25) PTO days (prorated for 2018) in any such calendar year. Such time off shall be used for both vacation and sick leave, and may be used for such purposes, in Executive’s discretion, upon prior notice to the Board, at any time or times as are not inconsistent with the reasonable business needs of the Company. At the end of 2017, Executive shall be entitled to carry over up to ten (10) days of unused PTO into 2018, but, subject to Section 6 with respect to payment of accrued PTO in certain termination situations, Executive shall not be entitled to any additional compensation in the event that Executive, for whatever reason, fails to use the entire amount of any such PTO to which he is entitled during any calendar year of his employment hereunder. Executive shall also be entitled to all paid holidays given by the Company to its employees
5.7 Business and Entertainment Expenses. During the Chairman Term, the Company shall reimburse Executive, upon presentation of appropriate vouchers or receipts in accordance with the Company’s expense reimbursement policies, for all reasonable out-of-pocket business travel and entertainment expenses incurred or expended by Executive in connection with the performance of his duties under this Agreement in accordance with the Company’s expense reimbursement policies, in each case subject to the applicable terms, conditions, covenants and stipulations set forth in Section 9.16 below with respect to Section 409A of the Internal Revenue Code.
5.8 Legal Fees. Within fifteen (15) days following delivery of an invoice to the Company, the Company shall pay to Outten & Golden LLP the reasonable legal fees actually incurred by Executive in connection with the review and negotiation of this Agreement, subject to a maximum payment of $15,000.
5.9Office Location/Support. During the Chairman Term, the Company shall provide Executive with an office and administrative support as determined by the Chief Executive Officer in consultation with Executive.
6. TERMINATION OF EXECUTIVE.
6.1 General. The Company or Executive may terminate Executive’s employment hereunder at any time and for any reason by written notice to other party (other than termination in the event of Executive’s death). In connection with any such termination, the Company shall pay to Executive his Base Salary, accrued PTO through the date of termination and any earned but unpaid Annual Bonus within 30 days following the termination date. In addition, if Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or due to a Constructive Termination, the Company shall continue to treat Executive as if he remained employed by the Company through the end of the Chairman Term for purposes of Sections 5.1, 5.2 and 5.5, and he shall continue to receive the payments and benefits specified therein through the end of the Chairman Term, (it being understood that any Annual Bonus payments, shall be based upon actual Company performance and prorated for the days of employment in the calendar year of termination and shall be paid in a single lump sum no later than March 15 of the year following the year of termination). Except as provided in the Plan or the applicable award agreement with respect to Equity Awards, Executive shall have no further rights following his termination of employment with respect to his service as Executive Chairman hereunder. The payments in the third sentence of this Section 6.1 constitute liquidated damages for any claim by Executive of breach of contract or any other matters related to the termination of Executive's employment by the Company hereunder. In order to receive any of the applicable payments set forth in the third sentence of this Section 6.1 upon the termination of his employment, and as an express condition to the Company's obligation to make such payments, (a) within 30 days following Executive’s termination date, (i) Executive shall execute and agree to be bound by an agreement providing for the waiver and general release of any and all claims arising out of or relating to Executive’s employment and termination of employment (the “Release”), in the form as the Company's Office of General Counsel may require, and (ii) to the extent the Release includes a statutory revocation/rescission period, such period shall have expired without Executive having revoked the Release; provided, in the event such period spans two calendar years, any such payments will be made in the second calendar year; and (b) Executive shall agree to continue to be bound by, and shall continue to comply with, all surviving obligations of Executive hereunder, including, without limitation, Executive's obligations under Section 7 hereof.
Definition of Constructive Termination. The term “Constructive Termination” as used herein shall mean any material breach by the Company of this Agreement (without Executive’s consent), including but not limited to Executive being removed from the Board, any change or reduction in Executive’s compensation and benefits described in Section 5 of this Agreement or Executive being required to provide the services hereunder at a location more than 75 miles from Norfolk, Virginia. Notwithstanding the foregoing, in order to be eligible for any Constructive Termination payment or benefit described in this Agreement: (i) the Company shall have 30 days to cure any action perceived to be a Constructive Termination, upon notice in writing from the Executive, which notice must be provided within 90 days after Executive knew or should have known of such action and (ii) Executive must terminate employment within 60 days after the cure period has ended.
6.2Death. In the event of the death of Executive during the Chairman Term, Executive’s employment hereunder shall automatically terminate as of the date of death, and Executive’s designated beneficiary or, in the absence of such designation, the estate or other legal representative of Executive (collectively, the “Estate”), shall be entitled to receive (i) the Base Salary through the end of the month in which the death occurs, accrued PTO as of the date of death, and any earned but unpaid Annual Bonus paid in a single lump sum within 30 days following the date of death, and (ii) a pro-rata Annual Bonus (based upon target bonus, and prorated by the days of employment in the calendar year of termination), to be paid in a single lump sum within 30 days following the date of death. The Estate shall be entitled to any other applicable death benefits in accordance with the terms of the Company's benefit programs and plans. In addition, any unvested Equity Awards shall vest immediately (at target in the case of performance-based awards) upon Executive's death during the Chairman Term.
6.3Disability. In the event Executive is unable to render the services or perform the duties of his employment hereunder during the Chairman Term by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) 90 consecutive days or (ii) a total of 180 days, whether or not consecutive, within the preceding 365-day period (any of the foregoing, as determined in accordance with the following sentence, shall be referred to herein as a “Disability”), the Company shall have the right (but not the obligation) to terminate Executive’s employment hereunder by providing Executive with 30 days' prior written notice. Any determination of Disability shall be made in good faith by a physician, specializing in the disability in question, selected jointly by Executive and the Company (or if Executive and the Company cannot agree, by two physicians, one selected by the Company and one selected by Executive). If Executive’s employment hereunder is so terminated by reason of Disability, Executive shall be entitled to receive (i) the Base Salary through the end of the month in which the Disability termination occurs, accrued PTO through the date of Disability termination and any earned but unpaid Annual Bonus, paid in a single lump sum within 30 days following the date of termination, and (ii) a pro-rata Annual Bonus (based upon target bonus and the days of employment in the calendar year of termination), to be paid in a single lump sum within 30 days following the termination date, less (iii) the aggregate amounts (if any) payable under any disability insurance policy provided by the Company that is then in effect. Executive shall be entitled to receive all applicable disability benefits in accordance with the terms of this Section 6.3 and of the Company's benefit programs and plans. Any unvested Equity Awards shall vest immediately (at target in the case of performance-based awards) upon Executive's Disability termination during the Chairman Term. Notwithstanding any other provision contained herein, all leaves, accommodations and payments made in connection with Executive’s Disability shall be provided in a manner consistent with applicable federal and state law.
6.4 Termination of Employment by the Company for Cause. Nothing herein shall prevent the Company from terminating the Executive’s employment, and the Company has and shall have the right (exercisable immediately on notice to Executive, subject to any right of Executive as may be specified herein, if any, to cure any action, inaction, event or other circumstance that otherwise constitutes Cause) to terminate Executive’s employment, for Cause (as hereinafter defined). From and after the effective date of termination for Cause, Executive shall not receive any further benefits, any unearned Base Pay, and shall not be entitled to receive any further Annual Bonuses or Equity Awards, regardless of the performance of the Company. Any rights and benefits which Executive may have in respect of any other compensation or any employee benefit plans or programs of the Company shall be determined in accordance with the terms of such compensation arrangements or plans or programs or otherwise pursuant to applicable law. Any unvested Equity Awards shall be forfeited upon Executive’s termination for Cause.
Definition of Cause. The term “Cause,” as used herein, shall mean any of the following: (A) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony, including a felony traffic related offense or other offense that would materially affect Executive’s ability to perform or the reputation of the Company; (B) Executive’s engaging in illegal or willful misconduct, or engaging in misconduct that is having or may have an adverse effect on the financial performance, financial condition and/or reputation of the Company or any subsidiaries or affiliates thereof, including, but not limited to, a willful violation of Section 7 of this Agreement; (C) Executive’s embezzlement of funds or misappropriation of other material property of the Company or any subsidiary or affiliate thereof; (D) Executive breaching this Agreement in a material manner, (E) Executive engaging in a material (critical or continuous) violation of the Company’s written policies and procedures as outlined in the Company’s Executive Handbook (or a successor Company’s handbook) and applicable broadly to all employees; or (F) Executive’s fraudulent conduct as regards the Company, which results either in personal enrichment to Executive or injury to the Company or its subsidiaries or affiliates. No Cause shall exist unless the Company has given Executive written notice describing the particular action(s) or inaction(s) giving rise to the termination for Cause. No action(s) or inaction(s) will constitute Cause unless (i) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board at a meeting at which Executive is allowed to appear with his legal counsel and (ii) where remedial action is feasible if the grounds for “Cause” are (D) or (E) hereof, Executive fails to remedy the action(s) or inaction(s) within fifteen (15) days after receiving the notice. If Executive so effects a cure with respect to (D) or (E) to the satisfaction of the Board, the notice of Cause shall be deemed rescinded and of no force or effect.
7. CONFIDENTIAL INFORMATION; NONCOMPETITION AND NONSOLICITATION.
7.1 Confidential Information.
(i) Executive covenants and agrees that he will not at any time, either during the Chairman Term or thereafter, use, disclose or make accessible or available to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its subsidiaries or affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a subpoena, by any court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this agreement, “Confidential Information” shall mean non-public information concerning the Company’s or any of its subsidiaries’ or affiliates’ financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company or any of its subsidiaries or affiliates; provided, however, that Confidential Information shall not include any information which (x) is known generally to the public other than as a result of unauthorized disclosure by Executive, (y) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its subsidiaries or affiliates that lawfully obtained such information or (z) was available to Executive on a non-confidential basis prior to its disclosure to Executive by the Company or any of its subsidiaries or affiliates. In addition to and not in limitation of anything in the foregoing, it is specifically understood and agreed by Executive that any and all Confidential Information received by Executive during his Employment by the Company is deemed Confidential Information for purposes of this Agreement. Notwithstanding anything in this Section 7.1, Section 7.6 or in any other agreement to the contrary, Executive shall not be held liable under this Agreement or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of reporting a suspected violation of law or regulation, or in a court filing under seal.
(ii) In the event Executive’s Employment is terminated hereunder for any reason, he immediately shall return to the Company all tangible Confidential Information (including any and all copies thereof) in his possession. Executive and the Company agree that the covenants in this Section 7.1 regarding Confidential Information are reasonable covenants under the circumstances and further agree that if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable or is unenforceable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenants as appear to the court not reasonable or unenforceable and to enforce the remainder of the covenant as so amended, and to that end the provisions of this Section 7.1 shall be deemed severable. Executive agrees that any breach of any covenant contained in this Section 7.1 would irreparably injure the Company. Accordingly, Executive agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Executive from any court having jurisdiction over the matter restraining any breach or threatened breach of this Section 7.1. The Company may claw back any post-employment payments paid or payable to Executive under the second sentence of Section 6.1 in the event that Executive breaches this Section 7.1.
7.2Noncompete. As additional consideration for Executive’s employment with the Company, the compensation paid and payable to Executive hereunder and to induce the Company to execute and deliver to Executive this Agreement, Executive agrees that during the Restricted Period (as defined in Section 7.5 below), without the prior written consent of the Board, Executive shall not be, nor shall he assist or enable any person or entity to become, a principal, manager, officer, director, agent, consultant or executive or management employee of, or directly or indirectly own more than 1% of any class or series of equity securities in, any entity or business which at such time has material operations that are engaged in any business activity competitive (directly or indirectly) with the Business of buying or servicing distressed consumer debt (the “Business”). Notwithstanding the foregoing, an entity will not be deemed to be competitive with the Business, and Executive will not be deemed to be engaged in the Business in violation of the terms of this Section 7.2, if (A) Executive is employed by an entity that is meaningfully engaged in one or more enterprises whose principal business is other than the Business (the “Non-Competing Businesses”), (B) such entity’s relationship with Executive relates solely to the Non-Competing Businesses, and (C) if requested by the Company, such entity and Executive provide the Company with reasonable assurances that Executive will have no direct or indirect involvement in the Business on behalf of such entity.

7.3Nonsolicitation. As additional consideration for Executive’s employment with the Company, the compensation paid and payable to Executive hereunder and to induce the Company to execute and deliver to Executive this Agreement, Executive agrees that during the Restricted Period, without the prior written consent of the Company, Executive shall not, on his own behalf or on behalf of any person or entity (other than on behalf of the Company), directly or indirectly, (i) solicit the clients, employees, customers or suppliers of the Company or any of its affiliates or subsidiaries to terminate their relationship or modify such relationship in a manner that is adverse to the interests of the Company and its affiliates and subsidiaries or (ii) engage, hire or solicit the employment of, whether on a full-time, part-time, consulting, advising, or any other basis, any employee who was employed by the Company or its affiliates or subsidiaries on the effective date of Executive’s termination or at any time during the six (6) months preceding such termination date. This provision does not prohibit the solicitation of employees by means of a general advertisement.
7.4 Treatment of Covenants. Executive agrees that the covenants of non-competition and non-solicitation in Sections 7.2 and 7.3 are reasonable covenants under the circumstances and further agrees that if, in the opinion of any court of competent jurisdiction, any such covenants are not reasonable or are unenforceable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as appear to the court not reasonable or unenforceable and to enforce the remainder of these covenants as so amended, and to that end the provisions of Sections 7.2 and 7.3 shall be deemed severable. Executive agrees that any breach of the covenants contained in Sections 7.2 and 7.3 would irreparably injure the Company and its subsidiaries and affiliates. Accordingly, Executive agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Executive from any court having jurisdiction over the matter restraining any breach or threatened breach of Section 7.2 or 7.3. The Company may claw back any post-employment payments paid or payable to Executive under the second sentence of Section 6.1 in the event that Executive breaches Section 7.2 or Section 7.3.
7.5Restricted Period. The provisions of Sections 7.2 through 7.4 shall be in effect for the duration of Executive’s employment and shall survive the termination for any reason of Executive’s Employment with the Company for a period of two years after the effective date of such termination (the “Restricted Period”).
7.6Nondisparagement. Executive agrees that he shall not disparage the Company (or any affiliate) or any director or officer of the Company in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the affiliate or the director or officer with the public generally, or with any of the Company’s or any of its affiliates’ customers, vendors or employees. The Company shall instruct the members of the Board and its executive officers not to disparage Executive in any way that materially and adversely affects him or his reputation or business relationships
8. INDEMNIFICATION .
Executive shall be entitled at all times to the benefit of the maximum indemnification and advancement of expenses available from time to time under the laws of the State of Delaware, and such benefit shall not be less than that available to any other officer or director entitled to indemnification by the Company. Without limiting the foregoing, Executive shall also be entitled to the benefit of the following provisions:
8.1D&O Insurance. Executive shall be covered under any directors’ and officers’ (“D&O”) liability insurance policy then in effect for the directors and/or officers of the Company and/or any of its subsidiaries or affiliates; provided, the failure to have a D&O insurance policy in effect at all times shall not, alone, allow Executive to assert a claim for breach of this Agreement by the Company. The Company shall provide Executive a copy of any D&O liability insurance policy then in effect upon request

8.2Scope of Indemnification. In addition to any D&O insurance coverage provided for in Section 8.1 above, the Company and any of the Company’s affiliates as to which Executive has at any time served as a director, officer, employee, agent or fiduciary (collectively, the “Indemnitors”) shall jointly and severally hold harmless and indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all reasonable expenses and liabilities incurred by him in connection with or arising out of any action, suit or proceeding (each, a “Claim”) in which he may be involved by reason of him having served as a director, officer, employee, agent or fiduciary of any Indemnitor (whether or not he continues to serve as a director, officer, employee, agent or fiduciary thereof at the time such expenses or liabilities are uncured), or by reason of any such action or inaction on Executive’s part while serving in any such capacity, such expenses and liabilities to include, but not necessarily be limited to, losses, damages, judgments, investigation costs, court costs, costs related to acting as a witness and attorneys’ fees and the cost of settlements approved in advance by the Company.
8.3 Selection of Counsel. In the event the Indemnitors shall be obligated hereunder to provide Executive with any legal defense with respect to a Claim, the Indemnitors shall be entitled to assume the defense of such Claim with counsel of the Indemnitors’ choosing, upon the delivery to Executive of written notice of their election to do so. After delivery of such notice and the retention of such counsel by the Indemnitors, the Indemnitors shall not be liable to Executive under this Agreement for any fees of counsel (or related costs and expenses) subsequently incurred by Executive with respect to the same Claim; provided that (i) Executive shall have the right to employ counsel in any such Claim at his sole expense; and (ii) if (A) the employment of counsel by Executive has been previously authorized in writing by the Indemnitors, (B) counsel for Executive shall have provided the Indemnitors with a written opinion that there is a conflict of interest between the Indemnitors and Executive in the conduct of any such defense or (C) the Indemnitors shall fail to retain (or discontinue the retention of) such counsel to defend such Claim, then the fees and expenses of Executive’s counsel shall be at the expense of the Indemnitors.
8.4Nonexclusivity. The indemnity rights set forth in this Section 8 shall be in addition to and not in limitation of any rights to which Executive may be entitled under any of the Indemnitors’ charter documents, bylaws or agreements, any vote of stockholders or disinterested directors, and/or the laws of the various Indemnitors’ jurisdictions of formation or incorporation.
8.5 Survival. The indemnification rights provided for in this Section 8 shall (i) remain in full force and effect after any termination of Executive’s Employment and without regard to any investigation made by or on behalf of Executive or any agent or representative of Executive, and (ii) continue as to Executive for any action or inaction of Executive while serving as a director, officer, employee agent or fiduciary of any Indemnitor even though Executive may have ceased to serve in such capacity.
9. MISCELLANEOUS.
9.1Limitation of Liability and Indemnity. The limitation of liability and indemnity provisions of Section 8 of that certain Amended and Restated By-Laws of the Company and Article 9 of that certain Amended and Restated Certificate of Incorporation of the Company are a contractual benefit to Executive and are a material consideration for Executive’s employment.
9.2Excise Tax. In the event that Executive becomes entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Executive (including, without limiting the generality of the foregoing, by reason of the exercise or vesting of any stock options or the receipt or vesting of any shares of stock of the Company), which in the absence of this Section 9(g) would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable to Executive under this Agreement shall, either (i) be reduced to the largest amount or greatest right such that none of the amounts payable to Executive under this Agreement and any other payments or benefits received or to be received by Executive as a result of, or in connection with, an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code) or the termination of employment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code or (ii) be made in full, with Executive bearing full responsibility for any Excise Tax liability, whichever of (i) or (ii) provides Executive with a larger net after-tax amount. The Company shall cooperate in good faith with Executive in making such determination, including but not limited providing Executive with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any reduction pursuant to the immediately-preceding sentence shall be made in a manner compliant with Section 409A of the Internal Revenue Code
9.3Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters. In case of any conflict between the provisions hereof and the provisions of any other agreement or understanding between the parties with respect to such matters (including, without limitation, the Company’s Executive Handbook), the provisions of this Agreement shall be controlling.
9.4Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier or, if mailed, five days after the date of deposit in the United States mails, as follows (or to another address specified in writing by the recipient prior to the sending of such notice or communication
To the Company:
PRA Group, Inc.
150 Corporate Boulevard
Norfolk, VA 23502
Attn: General Counsel
Fax: (757) 321-2518

To Executive:
Steven D. Fredrickson

with copy to:

Katherine Blostein
Outten & Golden LLP
685 Third Avenue
New York, NY 10017

9.5 Successors; Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and Executive. “Successors and assigns” shall mean, in the case of the Company, any parent, subsidiary or affiliate of the Company or any successor to the Company pursuant to a merger, consolidation, sale or other transfer of all or substantially all of the assets or equity of the Company, provided that, should the Company assign or transfer this Agreement, the Company will require any successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or transfer had taken place.
9.6 No Assignment. Except as contemplated by Section 9.5 above, this agreement shall not be assignable or otherwise transferable by either party
9.7Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
9.8 Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board of Directors of the Company and is agreed to in writing, signed by Executive and by a duly authorized officer of the Company (other than Executive). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.
9.9 Fees and Expenses. Either party may institute an action or proceeding to enforce the rights the party may have under this Agreement, to obtain a declaration of a party’s rights or obligations hereunder, to set aside any provision hereof, for damages by reason of any alleged breach of any provision of this Agreement, or for any other judicial remedy. The court or arbitrator (if applicable) shall have the authority to require the losing party in any such action or proceeding to reimburse the prevailing party for of all of its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and disbursements.
9.10 Arbitration. In the event of any dispute arising out of or relating to this Agreement or Executive’s employment with the Company, the parties agree first to engage in prompt and serious good faith discussions to resolve the dispute. If such discussions fail to resolve the dispute within 30 days, the parties shall try to resolve the dispute through mediation. If such mediation fails to resolve the dispute, Executive and the Company agree that any and all disputes, claims or controversies arising out of or related to this Agreement, including any claims under any statute or regulation (“Disputes”), shall be submitted for binding arbitration; provided that any action by the Company to enforce Section 7 may be brought in a court of appropriate jurisdiction. Unless the parties agree otherwise, any mediation and/or arbitration shall take place in Norfolk, Virginia, and shall be administered by, and pursuant to the rules of, the American Arbitration Association. The Company agrees to pay any costs of the mediation and arbitration including the fees of the mediator and arbitrator(s) (but not, for the avoidance of doubt, any other expenses except as provided in the last sentence of Section 9.9).
9.11Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflicts of law rules.

9.12Employment Agreements. As of the Chairman Date, the Employment Agreement shall be null and void and neither Executive nor the Company shall have any rights or obligations thereunder other than pursuant to sections 5 and 13 thereof with respect to events occurring prior to the Chairman Date.
9.13Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.
9.14Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.
9.15Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.
9.16Section 409A. Any benefit, payment or other right provided for under this Agreement shall be provided or made in such manner, at such time, in such form and subject to such election procedures (if any) as complies with the applicable requirements of Section 409A of the Code and the regulations and other authority promulgated pursuant to Section 409A of the Code to avoid a failure described in Code Section 409A(a)(1), including, without limitation, deferring payment until the occurrence of a specified payment event described in Code Section 409A(a)(2). Accordingly, notwithstanding any other provision hereof or document pertaining hereto, (x) this Agreement shall be so construed and interpreted to meet all applicable requirements of Code Section 409A, and (y) without limiting the generality of the foregoing, but more specifically:
(i) All references to a termination of employment and separation from service shall mean and be administered to comply with the definition of “separation from service” in Code Section 409A.
(ii) If Executive is a “specified employee” (as defined under Code Section 409A) at the time of separation from service, then to the extent that any amount payable under this Agreement constitutes “deferred compensation” under Code Section 409A (and is not otherwise excepted from Code Section 409A coverage, whether by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Executive based upon a separation from service (other than death or “disability” as defined under Code Section 409A), such amount shall not be paid until the first to occur of (i) the first day following the six-month anniversary of Executive’s separation from service, or (ii) Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Code Section 409A.
(iii) All expense reimbursements provided for under this Agreement shall comply with Code Section 409A and shall be subject to the following requirements: (i) the amount of expenses eligible for reimbursement during Executive’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year; (ii) the reimbursement of any eligible expense must be effected by December 31 following the taxable year in which the expense was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(iv) Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Code Section 409A.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

PRA GROUP, INC.

/s/ Christopher D. Lagow
Name: Christopher D. Lagow
Title: SVP, General Counsel and Assistant Secretary

/s/ Steven D. Fredrickson
Steven D. Fredrickson